Exhibit 99.5

SECURITY AGREEMENT- MARKETABLE SECURITIES

DATE AND PARTIES. The date of this Security Agreement (Agreement) is April 14, 2016. The parties and their addresses are:

SECURED PARTY:

THE BANK OF THE WEST

4801 Gaillardia Parkway, STE 190

Oklahoma City, OK 73142

DEBTOR:

GOLSEN FAMILY, LLC LOAN #80831

an Oklahoma Limited Liability Company

16 South Pennsylvania P.O. Box 705

Oklahoma City, OK 73107

PLEDGOR/GUARANTOR

SBL, LLC

An Oklahoma Limited Liability Company

1 6 South Pennsylvania

Oklahoma City, OK 73107

Definitions. For the purposes of this document, the following terms have the following meanings.

“Loan” refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.

The pronouns “you” and “your” refer to the Secured Party. The pronouns “I,” “me” and “my” refer to each person or entity signing this Agreement as Debtor and agreeing to give the Property described in this Agreement as security for the Secured Debts.

Where the owner of the Property is different from the obligor or guarantor whose obligation this Agreement secures, “Debtor” refers to each person or entity who is an owner of the Property and “Obligor” or “Guarantor,” as applicable, refer to such parties as designated in the SECURED DEBTS section.

1. SECURED DEBTS. The term “Secured Debts” includes and this Agreement will secure each of the following:

A. Specific Debts. The following debts and all extensions, renewals, refinancings, modifications and replacements. A promissory note or other agreement,

No. 80831, dated March 5, 2012, from Golsen Family, L.L.C. (Obligor) to you, in the amount of $3,015,000.00 INCREASED TO $5,000,000 PER

AGREEMENT DATED JUNE 15, 2015

B. All Debts. All present and future debts from Obligor to you, even if this Agreement is not specifically referenced, the future debts are also secured by other collateral, or if the future debt is unrelated to or of a different type than this debt. If more than one person signs this Agreement, each agrees that it will secure debts incurred either individually or with others who may not sign this Agreement. Nothing in this Agreement constitutes a commitment to make additional or future loans or advances. Any such commitment must be in writing.

This Agreement will not secure any debt which is also secured by real property or for which a non-possessory, non-purchase money security interest is created in “household goods” in connection with a “consumer loan,” as those terms are defined by federal law governing unfair and deceptive credit practices. In addition, this Agreement will not secure any other debt if, with respect to such other debt, you fail to fulfill any necessary requirements or fail to conform to any limitations of the Truth in Lending Act (Regulation Z) or the Real Estate Settlement Procedures Act (Regulation X) that are required for loans secured by the Property or if, as a result, the other debt would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year

2007.

C. Sums Advanced. All sums advanced and expenses incurred by you under the terms of this Agreement.

Loan Documents refer to all the documents executed in connection with the Secured Debts.

2. LIMITATIONS ON CROSS-COLLATERALIZATION. The cross-collateralization clause on any existing or future loan, but not including this Loan, is void and ineffective as to this Loan, including any extension or refinancing.

The Loan is not secured by a previously executed security instrument if a non-possessory, non-purchase money security interest is created in “household goods” in connection with a “consumer loan,” as those terms are defined by federal law governing unfair and deceptive credit practices. The Loan is not secured by a previously executed security instrument if you fail to fulfill any necessary requirements or fail to conform to any limitations of the Real Estate Settlement

Procedures Act, (Regulation X), that are required for loans secured by the Property or if, as a result, the other debt would become subject to Section 670 of the

John Warner National Defense Authorization Act for Fiscal Year 2007.

The Loan is not secured by a previously executed security instrument if you fail to fulfill any necessary requirements or fail to conform to any limitations of the

Truth in Lending Act, (Regulation Z), that are required for loans secured by the Property.

3. NON-OBLIGATED OWNER. Any one of us, who is not also identified as an Obligor in the Secured Debts section of this Agreement and who signs this

Agreement, is referred to herein as a Non-Obligated Owner for purposes of subsection 7(d)(4) of 12 C.F.R. 1002 (Regulation B) which implements the Equal Credit

Opportunity Act (ECOA). By signing this Agreement, I, as a Non-Obligated Owner, do grant a security interest, and assign my rights and interests, in the Property to secure payment of the Secured Debts, to create a valid lien, to pass clear title, to waive inchoate rights and to assign earnings or rights to payment under any lease or rent of the Property. However, I, as a Non-Obligated Owner, am not personally liable for the Secured Debts.

4. SECURITY INTEREST. To secure the payment and performance of the Secured Debts, I grant you a security interest in all of the Property described in this

Agreement that I own or have sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all proceeds and products from the Property (including, but not limited to, all parts, accessories, repairs, replacements, improvements, and accessions to the Property).

Property is all the collateral given as security for the Secured Debts and described in this Agreement, and includes all obligations that support the payment or performance of the Property. “Proceeds” includes cash proceeds, non-cash proceeds and anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

This Agreement remains in effect until terminated in writing, even if the Secured Debts are paid and you are no longer obligated to advance funds to me under any loan or credit agreement.

5. PROPERTY DESCRIPTION. The Property is described as follows:

A. Investment Property. All investment property, including securities, whether certificate or uncertificated, security entitlements, securities accounts,

commodity contracts or commodity accounts. The term “Investment Property” is as defined by the Uniform Commercial Code and further as modified or amended by the laws of the jurisdiction which governs this transaction. With respect to security entitlements, security accounts and commodity accounts,

this section is subject to the sufficiency of description requirements in UCC 9· 1 08(e)(2), as amended.

B. Specific Property. 500,000 shares of LSB INDUSTRIES Common stock SYMBOL LXU NYSE, represented by certificate number(s) SEE ATTACHED

EXHIBIT A FOR COMPLETE LIST OF PLEDGED STOCK CERTIFICATES. .

6. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Agreement is in effect:

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Agreement and the obligation evidenced by this Agreement are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Location. My name indicated in the DATE AND PARTIES section is my exact legal name. I am an entity organized and registered under the laws of Oklahoma. I will provide verification of registration and location upon your request. I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

D. Business Name. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 1 0 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

E. Ownership of Property. I represent that I own all of the Property. Your claim to the Property is ahead of the claims of any other creditor, except as disclosed in writing to you prior to any advance on the Secured Debts. I represent that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.

7. DUTIES TOWARD PROPERTY.

A. Protection of Secured Party’s Interest. I will defend the Property against any other claim. I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors. I will not do anything to harm your position.

I will keep books, records and accounts about the Property and my business in general. I will let you examine these and make copies at any reasonable time. I will prepare any report or accounting you request which deals with the Property.

B. Use, Location. and Protection of the Property. I will keep the Property in my possession and in good repair. I will use it only for commercial purposes. I will not change this specified use without your prior written consent. You have the right of reasonable access to inspect the Property and I will immediately inform you of any loss or damage to the Property. I will not cause or permit waste to the Property.

I will keep the Property at my address listed in the DATE AND PARTIES section unless we agree I may keep it at another location. If the Property is to be used in other states, I will give you a list of those states. The location of the Property is given to aid in the identification of the Property. It does not in any way limit the scope of the security interest granted to you. I will notify you in writing and obtain your prior written consent to any change in location of any of the

Property. I will not use the Property in violation of any law. I will notify you in writing prior to any change in my address, name or, if an organization, any change in my identity or structure.

Golsen Family, LL.C.

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Until the Secured Debts are fully paid and this Agreement is terminated, I will not grant a security interest in any of the Property without your prior written consent. I will pay all taxes and assessments levied or assessed against me or the Property and provide timely proof of payment of these taxes and assessments upon request.

C. Selling, Leasing or Encumbering the Property. I will not sell, offer to sell, lease, or otherwise transfer or encumber the Property without your prior written permission. Any disposition of the Property contrary to this Agreement will violate your rights. Your permission to sell the Property may be reasonably withheld without regard to the creditworthiness of any buyer or transferee. I will not permit the Property to be the subject of any court order affecting my rights to the Property in any action by anyone other than you. If the Property includes chattel paper or instruments, either as original collateral or as proceeds of the Property. I will note your security interest on the face of the chattel paper or instruments.

D. Additional Duties Specific to Investment Property or Securities. Upon receipt, I will deliver to you all Property such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.

I will issue instructions and take all necessary actions to assure your control over the Property which may include any of the following:

111 Registering or delivering certificates to you with the proper endorsements.

121 Informing an issuer, securities intermediary, or commodities intermediary that I have consensually entered into an agreement with you requesting them to comply with instructions or entitlement orders issued by you regarding the Property without further consent from me.

(3) Causing the clearing corporation to reduce my account or the financial intermediary’s account where I hold the Property and to increase your account or the financial intermediary’s account where you hold securities by the amount of the Secured Debts or the number of shares assigned.

(41 Causing the issuer of the Property to register this security interest (pledge) to you and to send written confirmation of the registration to you.

8. AUTHORITY TO PERFORM. I authorize you to do anything you deem reasonably necessary to protect the Property, and perfect and continue your security interest in the Property. If I fail to perform any of my duties under this Agreement or any other Loan Document, you are authorized, without notice to me, to perform the duties or cause them to be performed.

These authorizations include, but are not limited to, permission to:

A. pay and discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Property.

B. pay any rents or other charges under any lease affecting the Property.

C. order and pay for the repair, maintenance and preservation of the Property.

D. file any financing statements on my behalf and pay for filing and recording fees pertaining to the Property.

E. place a note on any chattel paper indicating your interest in the Property.

F. take any action you feel necessary to realize on the Property, including performing any part of a contract or endorsing it in my name.

G. exercise all voting or other ownership rights pertaining to the Property (although you are not obligated to do so).

H. handle any suits or other proceedings involving the Property in my name.

I. prepare, file, and sign my name to any necessary reports or accountings.

J. make an entry on my books and records showing the existence of this Agreement.

If you perform for me, you will use reasonable care. If you exercise the care and follow the procedures that you generally apply to the collection of obligations owed to you, you will be deemed to be using reasonable care. Reasonable care will not include: any steps necessary to preserve rights against prior parties; the duty to send notices, perform services or take any other action in connection with the management of the Property; or the duty to protect, preserve or maintain any security interest given to others by me or other parties. Your authorization to perform for me will not create an obligation to perform and your failure to perform will not preclude you from exercising any other rights under the law or this Agreement. All cash and non-cash proceeds of the Property may be applied by you only upon your actual receipt of cash proceeds against such of the Secured Debts, matured or unmatured, as you determine in your sole discretion.

If you come into actual or constructive possession of the Property, you will preserve and protect the Property. For purposes of this paragraph, you will be in actual possession of the Property only when you have physical, immediate and exclusive control over the Property and you have affirmatively accepted that control. You will be in constructive possession of the Property only when you have both the power and the intent to exercise control over the Property.

9. DEFAULT. I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:

A. Payments. I or Obligor fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me, Obligor, or any co-signer,

endorser, surety or guarantor of this Agreement or any other obligations Obligor has with you.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents. A default occurs under the terms of any other Loan Document.

F. Other Agreements. I am in default on any other debt or agreement I have with you.

G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment. I fail to satisfy or appeal any judgment against me.

I. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity. You determine in good faith that a material adverse change has occurred in Borrower’s financial condition from the conditions set forth in

Borrower’s most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Secured Debts is impaired for any reason.

10. DUE ON SALE OR ENCUMBRANCE. You may, at your option, declare the entire balance of this Agreement to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property. This right is subject to the restrictions imposed by federal law, as applicable.

11. REMEDIES. After I default, you may at your option do any one or more of the following.

A. Acceleration. You may make ail or any part of the amount owing by the terms of the Secured Debts immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the Secured Debts.

E. Assembly of Property. You may require me to gather the Property and make it available to you in a reasonable fashion.

F. Repossession. You may repossess the Property so long as the repossession does not involve a breach of the peace. You may sell, lease or otherwise dispose of the Property as provided by law. You may apply what you receive from the disposition of the Property to your expenses, your attorneys’ fees and legal expenses (where not prohibited by law), and any debt I owe you. Subject to the NON-OBLIGATED OWNER section, if what you receive from the disposition of the Property does not satisfy the debt, I will be liable for the deficiency (where permitted by law). In some cases, you may keep the Property to satisfy the debt.

Where a notice is required, I agree that ten days prior written notice sent by first class mail to my address listed in this Agreement will be reasonable notice to me under the Oklahoma Uniform Commercial Code. If the Property is perishable or threatens to decline speedily in value, you may, without notice to me,

dispose of any or all of the Property in a commercially reasonable manner at my expense following any commercially reasonable preparation or processing

(where permitted by law).

If any items not otherwise subject to this Agreement are contained in the Property when you take possession, you may hold these items for me at my risk and you will not be liable for taking possession of them (where permitted by law).

G. Use and Operation. You may enter upon my premises and take possession of all or any part of my property for the purpose of preserving the Property or its value, so long as you do not breach the peace. You may use and operate my property for the length of time you feel is necessary to protect your interest, all without payment or compensation to me.

H. Waiver. By choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

12. WAIVER OF CLAIMS. I waive all claims for loss or damage caused by your acts or omissions where you acted reasonably and in good faith.

13. PERFECTION OF SECURITY INTEREST AND COSTS. I authorize you to file a financing statement and/or security agreement, as appropriate, covering the

Property. I will comply with, facilitate, and otherwise assist you in connection with obtaining perfection or control over the Property for purposes of perfecting your security interest under the Uniform Commercial Code. I agree to pay all taxes, fees and costs you pay or incur in connection with preparing, filing or recording any financing statements or other security interest filings on the Property. I agree to pay ail actual costs of terminating your security interest.

14. APPLICABLE LAW. This Agreement is governed by the laws of Oklahoma, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Oklahoma, unless otherwise required by law.

15. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. Each Debtor’s obligations under this Agreement are independent of the obligations of any other

Debtor. You may sue each Debtor individually or together with any other Debtor. You may release any part of the Property and I will still be obligated under this

Agreement for the remaining Property. Debtor agrees that you and any party to this Agreement may extend, modify or make any change in the terms of this

Agreement or any evidence of debt without Debtor’s consent. Such a change will not release Debtor from the terms of this Agreement. If you assign any of the

Secured Debts, you may assign all or any part of this Agreement without notice to me or my consent, and this Agreement will inure to the benefit of your assignee to the extent of such assignment. You will continue to have the unimpaired right to enforce this Agreement as to any of the Secured Debts that are not assigned.

Golson Family, L.L.C.

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This Agreement shall inure to the benefit of and be enforceable by you and your successors and assigns and any other person to whom you may grant an interest in the Secured Debts and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

16. AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

17. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

18. NOTICE AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Debtor will be deemed to be notice to all Debtors. I will inform you in writing of any change in my name, address or other application information. I will provide you any other, correct and complete information you request to effectively grant a security interest on the Property. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Agreement and to confirm your lien status on any Property. Time is of the essence.

SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

PLEDGOR/GUARANTOR:

SBL. LLC

By

Jack E. Golsen, Manager

Golsen Family, L.L.C.

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Golsen Family, LLC Loan #80831

SBL, LLC - Guarantor and Pledgor
LSB Industries, Inc. Common Stock Symbol LXU
Collateral in Safe Keeping at The Bank of the West
Oklahoma City Division
4801 N. Gaillardia, Suite 190
Oklahoma City, OK 73142

Tax ID #	Certificate #	Certificate Date	# Shares
73-1477865	OKS 12546	11/10/2008	25,000
	OKS 12547	11/10/2008	25,000
	OKS 12548	11/10/2008	25,000
	OKS 12549	11/10/2008	25,000
	OKS 12550	11/10/2008	25,000
	OKS 12551	11/10/2008	25,000
	OKS 12552	11/10/2008	25,000
	OSS 12553	11/10/2008	25,000
	ZQ00012793	4/11/2016	25,000
	ZQ00012794	4/11/2016	25,000
	ZQ00012795	4/11/2016	25,000
	ZQ00012796	4/11/2016	25,000
	ZQ00012797	4/11/2016	25,000
	ZQ00012798	4/11/2016	25,000
	ZQ00012799	4/11/2016	25,000
	ZQ00012800	4/11/2016	25,000
	ZQ00012801	4/11/2016	25,000
	ZQ00012802	4/11/2016	25,000
	ZQ00012803	4/11/2016	25,000
	ZQ00012804	4/11/2016	25,000
		Total	500,000

RECEIVED 4/14/2016

[signature]

PRESIDENT
BANCWEST CAPITAL